EXHIBIT 14

CODE OF ETHICS
OF
BURKE MILLS, INC.

Burke Mills, Inc. (the “Company”) has adopted a Code of Ethics. The terms of this code are as follows:

(1)	This Code of Ethics applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and any other persons who, now or in the future, are performing similar functions (hereafter individually “Officer”).

(2)	No Officer shall engage in any criminal, fraudulent or unethical acts or omissions with respect to conduct of the business, operations, financial, accounting and all other functions of the Company.

(3)	All actual or apparent conflicts of interest between personal and professional relationships involving the Company shall be reported to the chief executive officer of the Company or in his absence, the chief operating officer or next highest-ranking officer. If the actual or apparent conflict of interest exists with respect to the chief executive officer, the chief operating officer or other next highest-ranking officer, such conflict of interest shall be reported to an independent member of the board of directors of the Company.

(4)
All Officers shall at all times insure that all reports and documents filed with or submitted to the Securities and Exchange Commission and any other public communications made by the Company shall be prepared, filed, submitted and disseminated with complete, full, fair, accurate, timely and understandable disclosure.

(5)
No Officer shall take any action, or fail to take any action, to fraudulently influence, coerce, manipulate or mislead the outside auditors of the Company’s financial statements for the purpose of rendering those financial statements materially misleading.

(6)	All Officers shall at all times comply with all governmental laws, rules and regulations in the conduct of the business, operations, financial, accounting and all other functions of the Company.

(7)
Any violations of this code shall be reported to the chief executive officer, or in the absence of the chief executive officer, to the chief operating officer or the next highest-ranking officer of the Company. In the event of  any violation of the code involves the chief executive officer, or the chief operating officer or next highest-ranking officer of the Company, then such violation shall be reported to an independent member of the board directors  of the Company.

(8)
All Officers of the Company shall be held accountable for adherence to this Code of Ethics. Whenever any violation of this Code of Ethics has been determined by management or by the board of directors of the Company to have occurred, appropriate measures shall be taken with respect to the Officer or Officers committing such violations.

Adopted by the board of directors of the Company on May 20, 2003.